Exhibit 15.1

Consent of Shandong Haoxin Certified Public Accountants Co., Ltd.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-229673 and 333-257224) of Qutoutiao Inc. of our report dated April 30, 2025 relating to the financial statements, which appears in this Form 20-F of Qutoutiao Inc. for the year ended December 31, 2024.

/s/ Shandong Haoxin Certified Public Accountants Co., Ltd.

Weifang, the People’s Republic of China

April 30, 2025